Exhibit 1

                               [BUNGE LETTERHEAD]

                                   MEMORANDUM

TO:          Alberto Weisser
             Bill Wells
             TK Chopra

DATE:        November 18, 2003

SUBJECT:     Notice of Imposition of Blackout Period

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         Attention: We are required by Section 306 of the Sarbanes-Oxley Act to provide you with this notice. A copy of this notice will be furnished to the U.S. Securities and Exchange Commission on Form 6-K.

         As you may know, a new Plan Administrator for Bunge's retirement plans has recently been selected. The process of transitioning to a new Plan Administrator requires that all plan account records and fund assets be transferred to the new Plan Administrator over the course of a transition period. Therefore, December 19, 2003 will be the last day to submit completed withdrawal and distribution request forms and completed rollover applications to the benefits office. Thereafter, commencing on December 26, 2003 and ending the week of January 11, 2004 (estimated), the ability of participants and beneficiaries in the Bunge North America, Inc. Profit Sharing Plan and the Bunge Management Services Inc. Savings Plan (the "Plans") to change their investment selections or contribution percentages, to request funds transfers or to obtain withdrawals and distributions, will be suspended. This suspension applies to all investments made under the Plans, including any common shares of Bunge Limited (the "Company") held under the Plans. We refer to the period from the close of business on December 19, 2003 to the termination date of the transition period as the "Blackout Period."

         U.S. federal law requires that, during the Blackout Period, the Company's principal executive officer, principal financial officer and principal accounting officer, as well as all directors of the Company who are management employees be prohibited from trading in all Company equity securities ("Service Securities") acquired by them in connection with their service and/or employment with the Company in such capacities. As a result, during the Blackout Period, you will not be able to, directly or indirectly, acquire, dispose of or transfer any Service Securities, subject to certain limited exceptions. To determine whether an exception applies to a transaction by you in Service Securities, you must contact Carla L. Heiss, Assistant General Counsel (the "Designated Company Officer") at Bunge Limited, 50 Main Street, White Plains, New York 10606, telephone (914) 684-2800.

         Please note that only your Service Securities will be affected by this Blackout Period. You will remain able to acquire, dispose of or transfer any Company equity securities that do not qualify as Service Securities to the extent that you are not prohibited from doing so under the Company's Corporate Policy and Procedure on Insider Trading. Prior to effecting any acquisition, disposition or transfer of Company equity securities during the Blackout Period, you should confirm with the Designated Company Officer that such transaction is permissible.

         If you have any questions concerning this notice, you should contact the Designated Company Officer. Information as to whether the Blackout Period has ended can also be obtained by you, without charge, from the Designated Company Officer.

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         During the Blackout Period and for a period of two years after the ending date of the Blackout Period, a security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the Blackout Period by contacting the Designated Company Officer.

                                      BUNGE LIMITED

                                      By:      /s/ Carla L. Heiss
                                               ---------------------------------
                                               Name:  Carla L. Heiss
                                               Title:  Assistant General Counsel